                                            Exhibit 99.1

Modiv Declares Quarterly Dividends for Preferred Shareholders,
Monthly Distributions for Common Shareholders

RENO, NV, June 20, 2023 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a portfolio of single-tenant net-lease real estate properties, today announced the declaration of a regular quarterly cash dividend of $0.4609375 per share on the Company’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) for the second quarter of 2023 and the declaration of a regular monthly cash distribution of $0.09583 per share on the Company’s Class C common stock, $0.001 par value per share (the “Common Stock”) for each of July, August, and September 2023.

The Board of Directors authorized a quarterly dividend payable to Series A Preferred Stock holders of record as of June 30, 2023, which will be paid on July 17, 2023. The quarterly dividend amount of $0.4609375 per share represents an annualized dividend rate of $1.84375 per share of Series A Preferred Stock.

Additionally, the Board of Directors authorized monthly distributions payable to Common Stockholders of record as of July 31, 2023, August 31, 2023 and September 29, 2023, which will be paid on or about August 25, 2023, September 25, 2023 and October 25, 2023, respectively. The current monthly distribution amount of $0.09583 per share represents an annualized distribution rate of $1.15 per share of common stock.

About Modiv
Modiv Inc. is an internally managed REIT that acquires, owns and manages a portfolio of single-tenant net-lease real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. Driven by an investor-first focus, the Modiv name reflects its commitment to providing investors with
Monthly Dividends. As of May 15, 2023, Modiv had a $634 million real estate portfolio (based on estimated fair value) comprised of 4.3 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to annualized dividend rates and distributions declared by the Company’s board of directors. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Investor Inquiries:
Margaret Boyce, Financial Profiles, Inc.
mboyce@finprofiles.com
310-622-8247

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